Exhibit 10.1

     AGREEMENT (the "Agreement") made as of the 16th day of February, 2010 by and between TRANS-LUX CORPORATION, a Delaware corporation having an office at 26 Pearl Street, Norwalk, Connecticut 06850 (hereinafter called "Employer"), and Jean-Marc Allain residing at 140 East 56th Street, New York, New York 10022 (hereinafter called, "Employee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     1. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

     2. (a) The term ("Term") of the Agreement shall be the period commencing on February 16, 2010 and terminating February 16, 2012, subject to earlier termination as provided by Section 2(d) below.

         (b) In the event that Employee remains or continues in the employ of Employer after the Term, such employment, in the absence of a further written agreement, shall be on an at-will basis, terminable by either party hereto on thirty (30) days' notice to the other and, upon the 30th day following such notice, the employment of Employee with Employer will terminate.

         (c) Upon expiration of the Term of this Agreement, neither party shall have any further obligations or liabilities to the other except as otherwise specifically provided in this Agreement.

         (d) Notwithstanding the term set forth in Section 2(a) above, the Employer may terminate this Agreement at any time during the Term on written notice to Employee with or without cause. In the event of such termination, Employer shall pay Employee four (4) months salary as severance pay at the times and at the rate set forth in Section 4(a) as full and complete satisfaction of any and all obligations and liabilities of Employer to Employee except for any Bonus payments under Section 4(c) to the extent


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such Bonus payments have already been earned and vested in Employee in accordance with its terms at the time of termination. Any indemnification obligations of Employer for events or acts occurring during the Term of this Agreement, and any rights of Employee under Employer's Restricted Stock Agreement ("Stock Agreement") with Employer dated this date shall likewise terminate. Additionally any and all rights of Employee to Restricted Stock as defined in the Stock Agreement that has not vested and been released from restriction as provided in the Stock Agreement as of the date of such notice of termination shall be forfeited and released by Employee, and Employer shall have no further obligations or liabilities under the Stock Agreement.

     3. Employee shall be employed in an executive capacity of Employer (and such of its affiliates, divisions and subsidiaries as Employer shall designate). Employer shall use its reasonable efforts to cause Employee to be elected and continue to be elected President and Chief Executive Officer of Employer during the Term of this Agreement. Consistent with its duties and obligations under Delaware Law, so long as Employee remains an employee of Employer, Employer shall recommend to the Board of Directors to elect him to the Board of Directors if and when a seat becomes available; provided, however, if so elected, Employee agrees he will immediately resign as a director if his employment is terminated under Section 4(d) of this Agreement. The precise services of Employee may be designated or assigned to Employee from time to time at the direction of the Board of Directors, the Chairman of the Board, or the Vice-Chairman of the Board, of Employer, and all of the services to be rendered hereunder by Employee shall at all times be subject to the control, direction and supervision of the Board of Directors of Employer, to which Employee does hereby agree to be bound. Employee shall devote his entire time, attention and energies during usual business hours (subject to Employer's policy with respect to holidays and illnesses for comparable executives of Employer) to the business and affairs of Employer, its affiliates, divisions and subsidiaries as Employer shall from time to time direct. Employee further agrees


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during the Term of this Agreement to serve as an officer of Employer and of any affiliate or subsidiary of Employer as Employer may request, and if Employee serves as such officer he will do so without additional compensation.

     During the Term of this Agreement and during any subsequent employment of Employee by Employer, Employee shall use his best efforts, skills and abilities in the performance of his services hereunder and to promote the interests of Employer, its affiliates, divisions and subsidiaries. Employee shall not, during the Term and during any subsequent employment of Employee by Employer, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The foregoing shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made; provided, however, that Employee shall not, either directly or indirectly, make any investments in any company or companies which are engaged in businesses competitive with those conducted by Employer or by any of its subsidiaries or affiliates except for such investments that are in stock of a company listed on a national securities exchange, and such stock of Employee does not exceed one percent (1%) of the outstanding shares of stock of such listed company.

     4. (a) For all services rendered by Employee during the Term of this Agreement, Employer shall pay Employee a salary at the rate of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) per annum during the Term. Such salary shall be payable weekly, or monthly, or otherwise in accordance with the payroll practices of Employer for its executives. The Employee shall also be entitled to all rights and benefits for which he shall be eligible under any pension, 401K or other retirement plan, group insurance or other benefits which Employer presently generally provides to its executive employees, or which Employer may provide in the future for its employees

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generally.  This Agreement shall not be deemed abrogated or terminated if
Employer, in its discretion, shall determine to increase the compensation of Employee for any period of time, or if the Employee shall accept such increase.

     All payments under this Agreement shall be made in United States dollars unless otherwise specified.

         (b) Employer may make appropriate deductions from the said payments required to be made in this Section 4 to Employee to comply with all governmental withholding requirements.

         (c) Employer shall pay Employee a one time bonus ("Bonus") in the amount of fifty thousand dollars ($50,000.00) in the event that the cash flow of Employer before financing activities and sale of real estate exceeds $2,500,000 for 2010 or 2011 during the Term of Employee's employment.

     If Employer's EBITDA for 2010 or 2011 reaches the amount of four million six hundred thousand dollars ($4,600,000) during the Term of Employee's employment, the Employee shall receive 10,000 unregistered shares of the common stock of Employer whose transfer will be subject to restrictions under the Securities Act of 1933 as amended, and subject to the applicable provisions of
Section 16(b) under the Securities Exchange Act of 1934. For each subsequent two hundred thousand dollar ($200,000.00) increase in EBITDA over $4,600,000 during the term of Employee's employment, he shall receive an additional 10,000 shares, not to exceed fifty thousand (50,000) shares in the aggregate. Payment of such Bonus shall be made only once, if earned, and shall be made within one hundred twenty (120) days after the end of such calendar year 2010 or 2011 during which such Bonus is earned. Delivery of any shares of common stock if earned shall also be made within such time period.

     There shall be excluded from the calculation of EBITDA and cash flow during the applicable calendar year 2010 or 2011 (i) sales of real estate and (ii) the amount

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by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year or (y) any items of unusual or extraordinary loss in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding calendar year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles, and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation.

     Notwithstanding anything to the contrary contained herein, if Employee is not in the employ of Employer at the end of the applicable 2010 or 2011 calendar year, no Bonus or common stock shall be paid for such year. In the event of Employee's death after December 31 of such applicable 2010 or 2011 calendar year, any Bonus and common stock to which the Employee is otherwise entitled for such year shall be paid to his surviving spouse, if any, or, if not, to his estate.

     The calculation of EBITDA and cash flow shall be fixed and determined by the independent public accountants regularly employed by Employer. Such independent public accountants, in ascertaining EBITDA and cash flow, shall apply all accounting practices, principles, and procedures heretofore applied by Employer's independent public accountants in arriving at Employer's EBITDA and cash flow as disclosed in Employer's annual statement for the preceding year of profit and loss released to its stockholders. The determination by such independent public accountants of EBITDA and cash flow shall be final, absolute and controlling upon the parties. Employer undertakes to use reasonable efforts to cause said accountants to prepare and furnish such statements within ninety
(90) days from the close of such applicable calendar year and to cause said independent certified

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public accountants, concomitantly with delivery of such statement by accountants to it, to deliver a copy of such statement to Employee. The Employer shall not have any liability to Employee arising out of any delays with respect to the foregoing.

     5. During the Term of this Agreement, Employer will reimburse Employee for travel or other out-of-pocket expenses and disbursements incurred by Employee with Employer's approval in furtherance of the businesses of Employer, its affiliates, divisions or subsidiaries, upon presentation of such supporting information as Employer may from time to time request. In addition, during the Term, the Employee shall receive fifteen hundred dollars ($1,500.00) per month as an automobile allowance from which the Employee shall pay for all costs and expenses associated with driving an automobile, including, but not limited to, the lease or purchase by Employee of an automobile, insurance, repairs, gas and maintenance upon presentation of such supporting information.

     6. During the Term of this Agreement, Employee shall be entitled to a fifteen (15) day vacation during the usual vacation period of Employer in accordance with such vacation schedules as Employer may prescribe.

     7. Both parties recognize that the services to be rendered by Employee pursuant to this Agreement are extraordinary and unique. During the Term of this Agreement, and during any subsequent employment of Employee by Employer, and for a period of one year thereafter (the "Restricted Period"), Employee shall not, directly or indirectly, enter into the employ of or render any services to any person, partnership, association or corporation engaged in a business or businesses in any way, directly or indirectly, competitive to those now or hereafter engaged in by Employer or by any of its subsidiaries during the Term of this Agreement and during any subsequent employment

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of Employee by Employer.  Employee shall not engage in any such business, directly or indirectly during the Restricted Period and, except as permitted by paragraph 3 of this Agreement, Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity. For a period of two (2) years following the termination of employment of Employee for any reason, Employee shall not directly or indirectly (i) engage or otherwise be involved in the recruitment or employment of any of Employer's employees or, (ii) solicit or render any service directly or indirectly to any other person or entity with regard to soliciting any customer of the Employer during the two (2) year period prior to termination of employment, with respect to products or services competitive with products or services of Employer. Employee shall at no time during or after employment disclose, furnish, or make accessible to any person, other than Employer, or otherwise use any information of or regarding Employer, its subsidiaries or affiliates or any of their businesses, including without limitation, confidential methods of organization, confidential sources of supply, identity of employees, customer lists, records (including electronic data), methods of pricing, methods of bidding and confidential financial information, except on behalf of Employer. Nor shall Employee at any time during or after his employment by Employer, communicate, publish, or otherwise transmit, in any manner whatsoever, untrue information or negative, competitive, personal or other information or comments regarding Employer or any of its employees. In addition, Employee agrees that all lists, materials, books, files, reports, correspondence, records (including electronic data) and other documents and information ("Employer Materials") used, prepared or made available to Employee, shall be and shall remain the property of Employer. Upon the termination of employment of Employee or the expiration of this Agreement, whichever is earlier, all Employer Materials shall be immediately returned to Trans-Lux Corporation, and Employee shall not make or retain any copies thereof, nor disclose or

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otherwise use any information relating to said Employer Materials, to or with any other party. As used herein the term Employer shall include Employer, Employer's subsidiaries and affiliates, and the term employee of Employer shall include any individuals employed or formerly employed by any of them. Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Employee from any breach of this Agreement, but nothing herein contained shall be construed to prevent Employer from pursuing such other remedies as Employer may elect to invoke.

     8. In the event any provision of paragraph 7 of this Agreement shall be held invalid or unenforceable by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and any court of competent jurisdiction shall have the right and authority to construe this Agreement so that the geographic or business scope or the duration of such provision is more narrowly drawn so as not to be invalid or unenforceable.

     9. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     10. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and served personally or sent by United States certified or registered mail, return receipt requested, or overnight courier such as Federal Express or UPS to his address as stated on Employer's records, in the case of Employee, or to the office of Trans-Lux Corporation, attention of the Chief Financial Officer, at 26 Pearl Street, Norwalk, Connecticut 06850, in the case of Employer, or such other address as designated in writing by the parties.

     11. This instrument contains the entire agreement between the parties. It may not be waived, changed, modified, extended or renewed except by an agreement in

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writing signed by the party against whom enforcement of any waiver, change, modification, extension or renewal is sought.

     IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year above written.

                                        TRANS-LUX CORPORATION

                                        By: /s/ Gene Jankowski
                                           ------------------------
                                            Chairman of the Board



                                           /s/ Jean-Marc Allain
                                           ------------------------

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